Exhibit 99.1

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com

Grubb & Ellis Company Names Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Matthew A. Engel elevated to executive vice president, Finance

SANTA ANA, Calif. (Aug. 9, 2010) – Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced the appointment of Michael J. Rispoli as executive vice president and chief financial officer effective immediately. Matthew A. Engel, who has served as interim chief financial officer since May 3, has been promoted to executive vice president, Finance.

“Following a thorough search process, Mike Rispoli was identified as possessing the blend of financial acumen and industry experience necessary to assume the position of chief financial officer and help lead this business toward our goals of gaining market share and growing profitability,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “We are very fortunate that Mike and Matt have accepted expanded roles with the company as they both bring proven track records of success in progressively senior positions. Their complementary strengths will be crucial as we continue to focus on operational excellence and economic efficiency.”

Rispoli will be responsible for the company’s overall financial operations, including strategic planning, corporate initiatives and investor relations. He will continue in his current position as chief financial officer of Grubb & Ellis Equity Advisors, LLC, the company’s investment management subsidiary. Engel will direct the company’s accounting, finance, tax and SEC reporting functions.

Rispoli, 38, has served as chief financial officer of Grubb & Ellis’ investment subsidiaries since 2008, and senior vice president, Strategic Planning and Investor Relations, since Grubb & Ellis’ merger with NNN Realty Advisors in December 2007. Rispoli has played a key role in the company’s banking and investor relations functions, including the company’s two recent capital raises.

From 2000 to 2007, Rispoli was executive director and corporate controller at Conexant Systems, a publicly traded semiconductor company and Globespan Virata, Inc., an entity that merged with Conexant in 2004. He began his career at PricewaterhouseCoopers LLP in 1993. A Certified Public Accountant, Rispoli holds a bachelor’s degree from Seton Hall University.

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8/9/10
Grubb & Ellis Names Michael J. Rispoli Executive Vice President and Chief Financial Officer

Engel, 42, joined Grubb & Ellis in 2008 as senior vice president, accounting and finance and chief accounting officer. Prior to joining Grubb & Ellis, he spent seven years at H&R Block, where he held several senior finance leadership positions, including chief accounting officer of the parent company and senior vice president, chief financial officer of the company’s Mortgage Services segment. Prior to joining H&R Block, Engel spent eight years at DST Systems, Inc., in various finance and accounting positions. He began his career in 1990 in the audit practice of PricewaterhouseCoopers LLP. Engel is a Certified Public Accountant and holds a bachelor’s degree from University of Northern Iowa.

About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the expected closing of the sale of the notes and the expected use of proceeds. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; and (viii) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009, the company’s 10-Q for the period ended March 31, 2010 and in other current reports on Form 8-K filed with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.

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